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Exhibit 21.1

LIST OF SUBSIDIARIES OF RHINO RESOURCE PARTNERS LP

Entity	Jurisdiction of Organization
Rhino Energy LLC	Delaware
CAM Mining LLC	Delaware
McClane Canyon Mining LLC	Delaware
Rhino Coalfield Services LLC	Delaware
Rhino Northern Holdings LLC	Delaware
Sands Hill Mining LLC	Delaware
Hopedale Mining LLC	Delaware
CAM-Kentucky Real Estate LLC	Delaware

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  Exhibit 21.1
LIST OF SUBSIDIARIES OF RHINO RESOURCE PARTNERS LP